Exhibit 10.9

CONVERSION AGREEMENT

This Conversion Agreement (the “Agreement”), dated as of January 19, 2009, is made and entered into by and between Mega Media Group, Inc. (the “Company”), and Elan Kaufman. (the “Holder”).

RECITALS

WHEREAS, the Holder holds a 9% promissory note with an outstanding principal amount of $50,000.00 and interest amount of $2,120.55 (the “Note”), dated March 19, 2008, 2008 for a total of $52,120.55  which has been assumed by the Company; and

WHEREAS, the Holder has agreed to convert the Note, including accrued interest thereon, into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.
Conversion. The Holder shall convert the outstanding principal due under the Note, together with any interest accrued thereon through the date of conversion, into shares of the Company's Common Stock, at the rate of $0.01 per share (the “Conversion”) for a total of 5,212,055 shares. The Conversion shall be considered payment in full by the Company of the Note and the conversion method in the Note shall be waived. The Holder shall deliver the Note to the Company for cancellation.

2.
Binding Effect. This instrument is being executed by the Holder and shall be binding upon its successors and assigns for the uses and purposes above set forth and referred to, and shall be effective as of the date hereof.

3.	Governing Law. This instrument shall be governed by and enforced in accordance with the laws of the State of New York without any application of the principles of conflicts of laws.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Holder as of the date first above written.

MEGA MEDIA GROUP, INC.

/s/ Alex Shvarts
Alex Shvarts, CEO

THE HOLDER

/s/ Dr. Elan Kaufman
Dr. Elan Kaufman